Exhibit 99.1

Timberland Reports Fourth-Quarter and Full-Year 2008 Results

STRATHAM, N.H.--(BUSINESS WIRE)--February 5, 2009--The Timberland Company (NYSE: TBL) today reported fourth-quarter 2008 net income of $13.1 million and earnings per share of $0.23. These results compare to fourth-quarter 2007 net income of $24.1 million and earnings per share of $0.40. When adjusted to exclude restructuring and related costs, earnings per share were $0.23 and $0.52 in the fourth quarters of 2008 and 2007, respectively.

Fourth-Quarter 2008 Results Summary:

  Revenue declined 11.8% to $390.6 million for the quarter, reflecting the net closure of 28 retail stores globally, the transition to a licensing model for the Company’s North American apparel business and declines in its global Timberland® branded footwear and international apparel businesses, partially offset by continued growth in SmartWool® and Timberland PRO®. Foreign exchange rate changes decreased fourth quarter 2008 revenue by approximately $14 million, or 3.1%, due to the strengthening of the U.S. dollar.
  North America revenue declined 13.4% to $230.6 million, reflecting soft consumer spending in the U.S. Europe revenue decreased 13.8% to $109.6 million but was relatively flat on a constant dollar basis. European results reflect declines in the casual footwear and apparel businesses, partially offset by strong sales of men’s boots. Asia revenue increased 2.3% to $50.4 million, but decreased 7.0% on a constant dollar basis, driven primarily by declines in the apparel business.
  Global footwear revenue decreased 7.6% to $281.2 million due to declines in the casual footwear and women’s boots businesses, which offset strength in the men’s boots business in the European and Asian markets as well as strength in Timberland PRO® series footwear. Apparel and accessories revenue decreased 22.2% to $103.8 million, due in part to anticipated declines in Timberland® brand apparel as a result of the Company’s transition to a licensing model for its North American apparel business.

  Global wholesale revenue decreased 10.9% to $257.3 million. Worldwide consumer direct revenue decreased 13.4% to $133.4 million, reflecting a difficult worldwide retail environment, revenue declines associated with the Company’s decision to close certain underperforming retail locations and the impact of foreign currency translation.
  The Company had restructuring and related credits of $0.1 million in the fourth quarter of 2008, compared to charges of $9.6 million for the fourth quarter of 2007, reflecting the substantial completion of the Company’s 2007 restructuring programs.
  Operating income for the fourth quarter of 2008 was $23.1 million, compared to $32.4 million in the prior year period. The 2008 fourth quarter included approximately $2.6 million related to a favorable legal settlement, a $1.9 million non-cash intangible asset impairment charge and severance costs of approximately $2.3 million related to the Company’s ongoing initiatives to streamline its operations and rationalize its cost structure. In the quarter, foreign exchange rate changes decreased operating income by approximately $5 million due to the strengthening of the U.S. dollar. Operating income for the fourth quarter of 2007 included the reversal of approximately $8 million in accruals, primarily related to incentive compensation as its annual performance fell below minimum requirements.
  In the fourth quarter of 2008, the effective tax rate was 48.9% compared to 24.3% in the fourth quarter of 2007. The tax rate for the fourth quarter of 2008 was impacted by a non-deductible loss from a significant unanticipated decline in the market value of certain company-owned life insurance assets and the impact of the non-cash intangible asset impairment charge. These unanticipated items increased the Company’s fourth quarter 2008 tax expense by approximately $1.8 million. During the fourth quarter of 2007, the Company released approximately $8 million of specific tax reserves related to the closure of certain audits during the quarter.
  Timberland ended the quarter with $217.2 million in cash and no debt. Inventory at quarter end was $179.7 million, down 11.0% versus 2007 fourth-quarter levels, reflecting the Company’s disciplined inventory management in the face of challenging market conditions. Accounts receivable decreased 10.3% to $168.7 million, compared to the prior year.

For the full-year 2008, Timberland reported net income of $42.9 million and diluted EPS of $0.73, or $0.74 when adjusted to exclude restructuring and related costs. These results compare to full-year 2007 net income of $40.0 million and diluted EPS of $0.65, or $0.92 when adjusted to exclude restructuring and related costs.

The Company anticipates that 2009 will continue to be challenging due to uncertainty around consumer spending patterns and the financial health of the retail industry, in general, conditions that make forecasting difficult. Given the volatile nature of current economic conditions, the Company believes there is not sufficient visibility to set expectations for the performance of the business at this time.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, "To say that the fourth quarter of 2008 was challenging would grossly understate the conditions that global consumer product companies were and are facing. And yet at Timberland, I feel like the current market conditions offer us opportunity. We have strategies in place to reinvigorate our brand and strengthen our position in the global market and a strong balance sheet with $217 million in cash and no debt. The strength of our balance sheet gives us the financial capability to continue to invest behind our strategies and positions us to capitalize on the opportunities that will develop for powerful brands as consumer markets begin to stabilize and improve."

Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss fourth-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 80627182. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, howies® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s most recent Annual Report on Form 10-K and other filings we make with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue changes (which exclude the impact of changes in foreign currency exchange rates), and diluted earnings per share excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information regarding these non-GAAP measures is located in the Form 8-K furnished to the SEC on February 5, 2009.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and equivalents	$217,189	$143,274
Accounts receivable, net	168,666	188,091
Inventory, net	179,688	201,932
Prepaid expense	37,139	41,572
Prepaid income taxes	16,687	17,361
Deferred income taxes	23,425	24,927
Derivative assets	7,109	-
Total current assets	649,903	617,157

Property, plant and equipment, net	78,526	87,919
Deferred income taxes	18,528	19,451
Goodwill and intangible assets, net	91,866	99,222
Other assets, net	10,576	12,596

Total assets	$849,399	$836,345

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$0	$0
Accounts payable	96,901	86,101
Accrued expense and other current liabilities	112,090	108,903
Income taxes payable	20,697	19,215
Derivative liabilities	2,386	3,816
Total current liabilities	232,074	218,035

Other long-term liabilities	40,787	41,150

Stockholders’ equity	576,538	577,160

Total liabilities and stockholders’ equity	$849,399	$836,345

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenue	$390,626	$442,702	$1,364,550	$1,436,451
Cost of goods sold	216,708	242,123	743,817	771,723

Gross profit	173,918	200,579	620,733	664,728

Operating expense
Selling	122,191	132,799	437,730	464,689
General and administrative	29,475	25,816	113,011	116,201
Litigation settlement	(2,630)	-	(2,630)	-
Impairment of intangible asset	1,884	-	2,061	-
Restructuring and related costs	(129)	9,600	925	24,659
Total operating expense	150,791	168,215	551,097	605,549

Operating income	23,127	32,364	69,636	59,179

Other income
Interest income/(expense), net	39	(541)	1,719	835
Other income/(expense), net	2,526	21	5,455	(289)
Total other income/(expense), net	2,565	(520)	7,174	546

Income before provision for income taxes	25,692	31,844	76,810	59,725

Provision for income taxes	12,554	7,737	33,904	19,726

Net income	$13,138	$24,107	$42,906	$39,999

Earnings per share
Basic	$0.23	$0.40	$0.73	$0.65
Diluted	$0.23	$0.40	$0.73	$0.65
Weighted-average shares outstanding
Basic	57,244	60,445	58,442	61,087
Diluted	57,598	60,866	58,786	61,659

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Year Ended
	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net income	$42,906	$39,999
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	2,784	1,007
Share-based compensation	8,518	9,051
Depreciation and other amortization	33,498	31,307
Provision for losses on accounts receivable	7,575	7,406
Provision for asset impairment	2,061	5,817
Litigation settlement	(2,630)	-
Tax expense from share-based compensation, net of excess benefit	(1,254)	(1,095)
Unrealized (gain)/loss on derivatives	(131)	(2,749)
Other non-cash charges/(credits), net	1,354	3,798
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	3,847	17,247
Inventory	20,789	(12,010)
Prepaid expense	5,377	154
Accounts payable	11,534	(26,155)
Accrued expense	3,396	(16,496)
Income taxes prepaid and payable, net	7,944	(23,135)
Other liabilities	(3,305)	4,462
Net cash provided by operating activities	144,263	38,608

Cash flows from investing activities:
Acquisition of business, net of cash acquired	970	(12,843)
Additions to property, plant and equipment	(22,316)	(30,479)
Other	3,598	(1,073)
Net cash used by investing activities	(17,748)	(44,395)

Cash flows from financing activities:
Common stock repurchases	(46,261)	(47,748)
Issuance of common stock	1,875	12,574
Excess tax benefit from stock option and employee stock purchase plans	183	1,101
Net cash used by financing activities	(44,203)	(34,073)

Effect of exchange rate changes on cash and equivalents	(8,397)	1,436

Net increase/(decrease) in cash and equivalents	73,915	(38,424)
Cash and equivalents at beginning of period	143,274	181,698
Cash and equivalents at end of period	$217,189	$143,274

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2008	December 31, 2007		December 31, 2008	December 31, 2007

Revenue by Segment:
North America	$230,628	$266,251	-13.4%	$652,435	$728,187	-10.4%
Europe	109,638	127,212	-13.8%	553,044	552,725	0.1%
Asia	50,360	49,239	2.3%	159,071	155,539	2.3%
Total Revenue	$390,626	$442,702	-11.8%	$1,364,550	$1,436,451	-5.0%

Revenue by Product:
Footwear	$281,232	$304,360	-7.6%	$974,326	$1,004,808	-3.0%
Apparel and Accessories	103,788	133,474	-22.2%	367,032	411,620	-10.8%
Royalty and Other	5,606	4,868	15.2%	23,192	20,023	15.8%

Revenue by Channel:
Wholesale	$257,272	$288,718	-10.9%	$989,478	$1,043,416	-5.2%
Consumer Direct	133,354	153,984	-13.4%	375,072	393,035	-4.6%

Comparable Store Sales:
Domestic Retail	-16.4%	-9.3%		-11.1%	-5.5%
Global Retail	-8.4%	-5.5%		-3.7%	-4.8%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2008		December 31, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($52,076)	-11.8%	($71,901)	-5.0%
(Decrease)/increase due to foreign exchange rate changes	(13,876)	-3.1%	20,869	1.5%
Revenue decrease in constant dollars	($38,200)	-8.7%	($92,770)	-6.5%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2008		December 31, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($35,623)	-13.4%	($75,752)	-10.4%
Decrease due to foreign exchange rate changes	(1,332)	-0.5%	(499)	-0.1%
Revenue decrease in constant dollars	($34,291)	-12.9%	($75,253)	-10.3%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2008		December 31, 2008
	$ Change	% Change	$ Change	% Change
Revenue (decrease)/increase (GAAP)	($17,574)	-13.8%	$319	0.1%
(Decrease)/increase due to foreign exchange rate changes	(17,126)	-13.5%	9,276	1.7%
Revenue decrease in constant dollars	($448)	-0.3%	($8,957)	-1.6%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2008		December 31, 2008
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$1,121	2.3%	$3,532	2.3%
Increase due to foreign exchange rate changes	4,582	9.3%	12,093	7.8%
Revenue decrease in constant dollars	($3,461)	-7.0%	($8,561)	-5.5%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

THE TIMBERLAND COMPANY
RECONCILIATION OF DILUTED EPS TO DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Unaudited)

	For the Quarter Ended	For the Quarter Ended
	December 31, 2008	December 31, 2007
Diluted EPS (GAAP)	$0.23	$0.40
Per share impact of restructuring and related costs	-	0.12
Diluted EPS excluding restructuring and related costs	$0.23	$0.52

	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007
Diluted EPS (GAAP)	$0.73	$0.65
Per share impact of restructuring and related costs	0.01	0.27
Diluted EPS excluding restructuring and related costs	$0.74	$0.92

Diluted EPS excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide diluted EPS excluding restructuring and related costs because it is used to analyze the earnings of the Company. Management believes this measure is a reasonable reflection of the earnings levels and trends from core business activities.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations